NEWS RELEASE

Exhibit 99.1

For information, contact:
Media – Susan P. Moore (713) 652-4645
Investors – Douglas J. Pike (713) 309-7141

Lyondell Announces Special Meeting of Shareholders

     HOUSTON, Sept. 25, 2007 — Lyondell Chemical Company (NYSE: LYO) today announced that a special meeting of its shareholders has been scheduled for Tuesday, Nov. 20, 2007, to vote on the proposal to adopt the Agreement and Plan of Merger, dated as of July 16, 2007, among Basell AF, BIL Acquisition Holdings Limited and Lyondell. Holders of record as of the close of business on Oct. 9, 2007, will be entitled to vote at the special meeting. The special meeting will be held beginning at 9:00 a.m. CT in Lyondell’s General Assembly Room, Two Houston Center, 909 Fannin, Suite 400, in Houston, Texas.

Additional Information and Where to Find It
In connection with the solicitation of proxies by Lyondell Chemical Company (the “Company”) with respect to the meeting of its stockholders to be called with respect to the proposed merger, the Company has filed a preliminary proxy statement and plans to file with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement.  STOCKHOLDERS OF THE COMPANY ARE ADVISED TO READ THE PRELIMINARY PROXY STATEMENT AND THE DEFINITIVE PROXY STATEMENT WHEN IT IS FINALIZED AND DISTRIBUTED TO THE STOCKHOLDERS BECAUSE EACH CONTAINS IMPORTANT INFORMATION. Stockholders will be able to obtain a free-of-charge copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s web site at http://www.sec.gov. Stockholders will also be able to obtain a free-of-charge copy of the proxy statement and other relevant documents (when available) by directing a request by mail to Lyondell Chemical Company, Investor Relations, 1221 McKinney Street, Suite 700, Houston, Texas 77010, telephone (713) 309-4590, or from the Company’s website at www.lyondell.com.

The Company and certain of its directors and executive officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders in connection with the proposed merger. Information concerning the interests of the persons who may be “participants” in the solicitation is set forth in the Company’s preliminary proxy statement and annual reports on Form 10-K (including any amendments thereto), previously filed with the SEC, and will be included in the definitive proxy statement and other relevant materials to be filed with the SEC when they become available.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America's third-largest independent, publicly traded chemical company. Lyondell is a leading global manufacturer of chemicals and plastics, a refiner of heavy, high-sulfur crude oil and a significant producer of fuel products. Key products include ethylene, polyethylene, styrene, propylene, propylene oxide, gasoline, ultra low-sulfur diesel, MTBE and ETBE.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company
www.lyondell.com